SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of [ ], 2023, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and AB CarVal Investors, L.P., a Delaware Limited Partnership (the “Administrator”).

WHEREAS, AB CarVal Opportunistic Credit Fund (the “Trust”) is a closed-end interval fund management investment company and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Trust; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trust, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the classes of shares as listed in Schedule A to this Agreement, as may be amended from time to time.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Trust and/or the Administrator and, as promptly as reasonably practicable following their respective effectiveness, all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.

The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Trust and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Directors of the Administrator (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a business, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.

Where information provided by the Administrator, the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Trust:

(1)	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The Registration Statement has been filed by the Trust and, once declared effective, will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator or the Trust and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF SUB-ADMINISTRATOR; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Trust’s behalf or at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent.

The Administrator acknowledges and agrees that the Administrator and/or the Trust, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Trust expenses not assumed by the Sub-Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX, and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Trust or his or her designee for instructions or the independent accountants for the Administrator or Trust, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall be entitled to rely on and may act upon advice of external counsel (who may be counsel for the Administrator or the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Trust . Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2024 and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Trust or upon reasonable reliance on information or records given or made by the Administrator or the Trust or the Trust’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information, including Personal Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the

Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	USE OF DATA

(a)

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)

Subject to paragraph (d) below, the Sub-Administrator and/or its Affiliates may use any Confidential Information of the Administrator (“Data”) (excluding, for the avoidance of doubt, any Personal Information) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Administrator to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Sub-Administrator and/or its Affiliates and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Administrator and/or the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Sub-Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. For the avoidance of doubt, under no circumstances may the Sub-Administrator (i) allow representatives of its, or any of its Affiliate’s, asset management division to use or have access to the Confidential Information, including Data; or (ii) use, or allow any of its Affiliates to use, Data for trading or investment purposes.

(c)	The Administrator acknowledged that the Sub-Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)

Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the Administrator and Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator or the Trust shall at all times remain the property of the Administrator or the Trust, as applicable, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Trust by state or federal regulatory agencies, to produce the records of the Administrator or Trust or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s time and expenses, as well as the fees and expenses of the Sub-Administrator’s counsel directly incurred in such production. If the Sub-Administrator is required to produce records of the Trust or the Administrator pursuant to any of the foregoing it shall, to the extent reasonably practicable and not otherwise prohibited, notify the Administrator and/or the Trust with sufficient promptness for the Trust and/or Administrator to, as it may determine in its sole discretion, seek a protective order or take other legal action to prevent such production.

12.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Trust from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator or the Trust.

13.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending [ ], 2025 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

In the event of: (i) the Administrator’s termination of this Agreement with respect to the Trust for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Trust (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to the Trust) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust is no longer viable (b) a merger of the Trust into, or the consolidation of the Trust with, another entity, or (c) the sale by the Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.

In connection with the termination of this Agreement, the Sub-Administrator shall provide at the same costs as contemplated by this Agreement (or if not contemplated by this Agreement at an agreed-upon hourly or other rate in line with market standard) such transition services as the Administrator may reasonably request, including providing assistance and cooperation to the successor sub-administrator in connection with the transition of services, and shall continue to provide administrative services hereunder for a period of up to 180 days (such period, the “Transition Period”) at the request of the Administrator, with fees for each such day of administrative services to be assessed at the rates most recently in effect under this Agreement prior to termination, pro-rated as necessary by day; provided, however, that, any such arrangements not consistent with general industry practice, and any expenses associated therewith, shall be subject to discussion by the parties.

14.	DELEGATION

a.

The Sub-Administrator shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Sub-Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator. The Sub-Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate so employed as if the Sub-Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Sub-Administrator shall be responsible for the compensation of its Delegates.

b.

The Sub-Administrator will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Sub-Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

c.

Nothing in this Section 14 shall limit or restrict the Sub-Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

AB CarVal Investors, L.P.

1601 Utica Avenue South

Suite 1000

Minneapolis, MN 55416

Attn: [       ]

Telephone: 952-444-4780

Facsimile: [      ]

If to the Sub-Administrator:

STATE STREET BANK AND TRUST COMPANY

2495 Natomas Park Drive Suite 400

Sacramento, CA 95833

Attention: Andrea Sharp

Telephone: 916-319-6688

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	ASSIGNMENT

This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Administrator or (b) the Sub-Administrator without the written consent of the Administrator, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business (provided that such successor must have the appropriate resources and personnel to provide the services hereunder), or to an affiliate of the Sub-Administrator.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the Personal Information of the Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “Personal Information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AB CARVAL INVESTORS, L.P.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Classes of Shares

AB CarVal Opportunistic Credit Fund

Class A

Class U

Class C

Advisor

A-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Treasury Services as described in Schedule B1 attached hereto;

II.	[Reserved];

III.	[Reserved];

IV.	[Reserved];

V.	[Reserved];

VI.	N-PORT Services as described in Schedule B6 attached hereto; and

VII.	Accounting Services as described in Schedule B7 attached hereto’

Schedule B1

Treasury Services

•

Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi- annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

•	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

•	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

•

Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

•

Provide periodic testing of the Trust with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement for the Trust as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

•

Prepare and furnish total return performance information for the Trust, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

•	Prepare and disseminate vendor survey information that the Administrator may request;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

•	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

B1-1

•	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

B1-2

SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN

(the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

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Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Sub-Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Companies not administered by the Sub-Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

•	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

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Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Sub-Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Trust as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator and the Trust. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

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Subject to the receipt of all Required Data, and as a component of the Form N- PORT and Form N-CEN Support Services, the Sub-Administrator will use such Required Data from the Trust, the Sub-Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

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Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of the Trust, the Sub-Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services : Not Applicable

Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Trust by the Sub-Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Sub-Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Sub-Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Sub-Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Sub-Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services by the Sub-Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Sub-Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Sub-Administrator, in formats compatible with Sub-Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Sub-Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Sub-Administrator for such purposes from time to time, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Companies, the Sub-Administrator and the Trust will agree on the scope of the information to be extracted from the Sub-Administrator’s or any of its affiliate’s systems for purposes of the Sub-Administrator’s provision of Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, subject to the discretion of the Sub-Administrator, and the Sub-Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Sub-Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Trust (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Trust acknowledges that it has provided to the Sub-Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Sub-Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Sub-Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Sub-Administrator in performing the Services; and

•	Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Sub-Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Trust acknowledges and agrees on the following matters:

(A) The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Sub-Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Sub-Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Sub-Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Sub-Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Sub-Administrator has no obligation of compliance with respect thereto.

(C) The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Sub-Administrator in connection with the Services and provided by the Sub-Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Sub-Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose, display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E) The Services, the Materials and all confidential information of the Sub-Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Sub-Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Sub-Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Sub-Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Sub-Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F) The Sub-Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

SCHEDULE B7

Accounting Services

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Maintain market value of the Trust’s assets at the frequency agreed with the Trust, using the Authorized Data Sources (as defined herein) and in accordance with the methodologies and tolerance checks agreed with the Trust. “Authorized Data Sources” means third party sources of data and information utilized by the Custodian in the provision of the Services, including issuer and issuer group data; security characteristics and classifications; security prices (OTC and exchange traded); ratings (issuer and issue); exchange, interest, discount and coupon rates; corporate action, dividend, income and tax data; benchmark, index, composite and index related data (including values, constituents, weights and performance); and other reference and market data and information necessary for the performance of the Services.

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Calculate market value of the Trust’s assets in at the frequency agreed with the Trust, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Trust.

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Notify the Trust of any securities that cannot be priced in accordance with the agreed methodology and Authorized Price Sources and provide stale price report whenever any security cannot be priced for the period agreed with the Trust (e.g. 5 consecutive days).

•	Record the accrual of income to be received by the Trust and the receipt of all income by the Trust.

•	Amortize the fixed income assets for the Trust in accordance with the amortization methodology agreed with the Trust.

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Accrue expenses for the Trust in accordance with methodology agreed with the Trust, including accruals for tax provisions and management / performance fees and fees for all other service providers (as relevant).

•	Review any significant differences between accruals and payments.

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Record investment transactions (e.g. purchases, sales and transfers) for the Trust as notified by the Trust or its investment manager/other agents (including transactions in derivatives, foreign currencies and unlisted pooled funds, as relevant).

•	Record capital activity as required for the Trust.

•	Record the impact of corporate actions on the Trust’s securities , using information received from Trust, its custodian/broker and/or standard commercial services.

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Calculate the net asset value of the Trust and net asset value per share of the Trust in accordance with the valuation methodology in the Governing Documents and at the frequency agreed with the Trust.

•	Perform book basis profit and loss allocations for partnership structures.

•	Publish/distribute NAV information as agreed with the Trust.

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Perform agreed reconciliations of the accounting books and records to the records maintained by the investment manager or Trust’s other service providers and counterparties (e.g., custodians, prime brokers, investment managers, banks etc.) at the frequency agreed with the Trust.

•	Work with relevant third party and/or Trust to resolve any identified exceptions.

•	Record value of derivatives for the Trust in the accounting books and records from Authorized Data Sources and reconcile the derivatives so recorded to the positions reported by brokers/counterparties

•	If applicable, calculate and record initial margin and variation margin in the accounting books and records and reconcile to initial margin and variation margin reported by brokers/counterparties.

ANNEX I

AB CarVal Opportunistic Credit Fund

Further to the Sub-Administration Agreement dated as of [insert date] between [insert the Administrator name] (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”), the Administrator and the Sub-Administrator mutually agree to update this Annex 1 by adding/removing [Funds and/or Portfolios] as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services
AB CarVal Opportunistic Credit Fund	Service Type Standard N- PORT and N- CEN Reporting Solution (Data and Filing)

Form N-CEN Services
AB CarVal Opportunistic Credit Fund

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

AB CarVal Investors, L.P.		State Street Bank And Trust Company

By:		By:
	Name: Title: Address: Date:		Name: Title: Address: Date:

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